Exhibit 99.2
Dobson Communications Reports Improved Operating Metrics for Second Quarter 2006
OKLAHOMA CITY, Aug. 8, 2006 — Dobson Communications Corporation (Nasdaq:DCEL) today reported sequential growth in sales, roaming revenue, EBITDA and EBITDA margin for the second quarter of 2006, compared with the first quarter of 2006.
The Company reported approximately 127,900 total gross subscriber additions for the second quarter of 2006, an increase of 2.1 percent over the 125,300 total gross additions in the first quarter of 2006. Postpaid sales grew at a faster rate of 5.7 percent to 89,600 in the second quarter of 2006, versus 84,800 in the first quarter of 2006. The Company reported 131,500 total gross additions and 87,600 postpaid gross additions for the second quarter of 2005.
Postpaid customer churn continued its recent positive trend, declining to 1.84 percent in the second quarter of 2006, compared with 2.25 percent in the second quarter of 2005, 2.82 percent in the third quarter of 2005, 2.62 percent in the fourth quarter of 2005 and 2.08 percent in the first quarter of 2006.
As a result, Dobson reported 17,300 net subscriber additions for the second quarter of 2006, which included 13,800 postpaid customers, 7,700 prepaid customers, and a reduction of 4,200 reseller customers. Dobson reported 2,500 net subscriber additions for the first quarter of 2006, which was the first time in six quarters that the Company had grown its subscriber base. In the second quarter of 2005, the Company reported a reduction of 1,100 customers.
For the second quarter ended June 30, 2006, Dobson reported a net loss applicable to common shareholders of $8.4 million, or $0.05 per share, which included a $12.7 million loss from extinguishment of debt. (See Table 1.) For the second quarter of 2005, Dobson reported a net loss applicable to common shareholders of $12.2 million, or $0.09 per share.
Service revenue for the second quarter of 2006 was $223.3 million, compared with $216.0 million for the second quarter of 2005. Dobson reported $47.89 average revenue per unit (ARPU) for the second quarter of 2006, compared with ARPU of $45.28 for the second quarter of 2005.
Dobson reported second quarter 2006 roaming revenue of $71.0 million, compared with $61.1 million for the second quarter of 2005. The Company’s new roaming agreement with its principal roaming partner, Cingular, was applied initially to the second quarter results for 2005. Dobson also signed a new roaming agreement in the fourth quarter of 2005 with T-Mobile America, its second largest roaming partner.
Second quarter 2006 roaming revenue reflected 676 million roaming minutes of use (MOUs), a 31 percent increase over the 517 million MOUs reported for the second quarter of 2005. Roaming yield was 10.5 cents per MOU for the second quarter of 2006, versus 11.8 cents for the second quarter last year.
Equipment and other revenue was $17.8 million for the second quarter of 2006, compared with $20.5 million in the second quarter of 2005. However, equipment and other revenue for the second quarter of 2005 included a prior-period payment of $5.8 million as part of a settlement under various agreements between Dobson and the former AT&T Wireless.

Second quarter 2006 operating expenses were generally in line with the Company’s expectations. Cost of service for the second quarter of 2006 increased by $12.5 million to $81.5 million, as compared with the second quarter of 2005. Incollect costs contributed $5.3 million of this increase — higher off-network usage by the Company’s growing GSM subscriber base was partially offset by lower off-network per-minute rates, which were negotiated in the Company’s new roaming agreements that it signed last year. Higher cell site costs contributed an additional $3.6 million to the year-over-year increase in cost of service. Cell site costs increased due to new cell sites added over the last year and due to the sale of most of the Company’s owned towers in 2005. Cell site expense for the second quarter of 2006 included the lease cost for these sites. In the same quarter last year, there was no lease cost on these towers, because they had not yet been sold.
Dobson reduced general and administrative expense by $2.6 million to $46.7 million for the second quarter of 2006, compared with $49.3 million in the second quarter of 2005. Last year’s G&A expense included a $2.8 million accrual related to closing the Frederick, Maryland call center, while this year’s second quarter G&A expense included approximately $1.5 million related to the expensing of stock options associated with SFAS 123R, which were not expensed last year. (Dobson implemented SFAS 123R on January 1, 2006. An additional $0.4 million for SFAS 123R stock options expense was recognized in other expense lines in the second quarter of 2006.) Aside from the call center charge last year and the implementation of SFAS 123R, the Company continued to see improvements in operations in the second quarter of 2006, most notably in bad debt and certain customer service operations.
Dobson reported EBITDA of $107.3 million for the second quarter of 2006, compared with EBITDA of $109.3 million for the second quarter of 2005. As noted above, the year-over-year decline is primarily related to a $5.8 million prior-period payment received in last year’s second quarter. Please see Table 3 for the reconciliation of EBITDA to GAAP measures.
The Company had 1,563,700 subscribers as of June 30, 2006, with approximately 82 percent on GSM calling plans. As of the same date, 87 percent of Dobson’s postpaid customers were on GSM calling plans.
Capital expenditures were $50.1 million in the second quarter of 2006, of which $31.6 million was reported by Dobson Cellular Systems and $18.4 million by American Cellular Corporation. In total, the Company added 73 cell sites during the second quarter of 2006, bringing its total cell sites to 2,679 at June 30, 2006.
At June 30, 2006, Dobson’s balance sheet included $116.4 million in unrestricted cash and cash equivalents, and $2.0 million in unrestricted short term investments; $4.4 million in restricted investments; $2.5 billion in long-term debt; and $135.7 million in preferred stock. (See Table 2.)
Outlook for 2006
Given its first-half results, the Company is lowering its full-year ARPU guidance to a range of $48.00 to $48.50. Although ARPU grew in the first half of 2006, the growth was not as strong as anticipated. Dobson expects continued ARPU growth in the second half of 2006, primarily through higher usage and increased data revenue, but these increases are not expected to be sufficient to offset the lower growth rates experienced in the first half.

In addition, the Company now expects total gross subscriber additions to grow in a range of 4 percent to 7 percent for 2006, versus the previous guidance range of 10 percent to 12 percent. Dobson expects continued strength in postpaid and prepaid gross additions; the change in gross additions guidance is related entirely to the underachievement in the reseller channel.
Despite the above changes and as noted in its press release published July 10, 2006, the Company expects to report net subscriber additions for 2006 at the high end of its guidance range of 30,000 to 40,000.
Roaming yield for the second half of 2006 is expected to average 9.5 cents to 10 cents.
The Company’s 2006 capital expenditures budget was increased to $170 million in May 2006. Dobson’s other 2006 guidance, including EBITDA in a range of $435 million to $445 million, remains unchanged.
Second Quarter 2006 Conference Call
On Wednesday, August 9, 2006, Dobson plans to conduct its second quarter earnings conference call beginning at 9:00 a.m. CT (10:00 a.m. ET). Along with second quarter results, Dobson may comment on recent operating trends and its outlook for 2006 as a whole. Investors will be able to listen by phone or via web-cast on Dobson’s web site at www.dobson.net. Those interested may access the call by dialing:

Conference call	(800) 289-0726
International	(913) 981-5545
Pass code	9643445

A replay of the call will be available later in the day via Dobson’s web site or by phone.

Replay	(888) 203-1112 or (719) 457-0820
Pass code	9643445
The replay will be available by phone for two weeks. For further analysis of quarterly results, please see the Company’s quarterly report on Form 10-Q, which Dobson plans to file tomorrow.
Dobson Communications is a leading provider of wireless phone services to rural and suburban markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states. For additional information, please visit its web site at www.dobson.net.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to, increased levels of competition or other factors that might inhibit the growth of its subscriber base; shortages of key network equipment and/or handsets; restrictions on the Company’s ability to finance its growth; increased operating costs; changes in the

Company’s roaming agreements that could affect revenue and/or earnings expectations; technology changes; and other factors. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.
Table 1
Dobson Communications Corporation
Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	($ in thousands except per share data)
	(unaudited)
Operating Revenue Service revenue	$223,260	$215,984	439,355	$422,066
Roaming revenue	71,043	61,149	125,823	114,579
Equipment & other revenue	17,756	20,533	34,480	32,779

Total	312,059	297,666	599,658	569,424

Operating Expenses (excluding depreciation & amortization) Cost of service (exclusive of depreciation & amortization shown separately below)	81,503	68,965	157,576	141,264
Cost of equipment	36,545	34,255	69,115	64,621
Marketing & selling	39,996	35,855	79,119	69,949
General & administrative	46,744	49,308	94,069	94,119

Total	204,788	188,383	399,879	369,953

EBITDA(a)	107,271	109,283	199,779	199,471

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	($ in thousands except per share data)
	(unaudited)
Gain on disposition of operating assets	1,593	939	3,257	939
Depreciation & amortization	(48,155)	(50,340)	(98,430)	(101,910)

Operating income	60,709	59,882	104,606	98,500

Interest expense	(57,414)	(61,258)	(114,821)	(122,000)
Dividends on mandatorily redeemable preferred stock	—	(7,996)	(709)	(15,927)
Other income (expense), net	1,636	744	3,535	(22)
Loss from extinguishment of debt	(12,660)	—	(12,717)	—
Loss on redemption of mandatorily redeemable preferred stock	(37)	—	(1,482)	—
Minority interests in income of subsidiaries	(2,169)	(2,646)	(4,533)	(4,476)

Loss before income taxes	(9,935)	(11,274)	(26,121)	(43,925)
Income tax benefit	3,892	1,245	9,181	10,639

Net loss	(6,043)	(10,029)	(16,940)	(33,286)
Dividends on preferred stock	(2,374)	(2,144)	(4,749)	(4,289)

Net loss applicable to common stockholders	$(8,417)	$(12,173)	$(21,689)	$(37,575)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	($ in thousands except per share data)
	(unaudited)
Basic and diluted net loss applicable to common stockholders per common share	$(0.05)	$(0.09)	$(0.13)	$(0.28)

Basic and diluted weighted average common shares outstanding	170,100,621	134,011,175	169,749,306	133,948,417

(a)	EBITDA is defined as loss from continuing operations before depreciation and amortization, gain on disposition of operating assets, interest expense, loss on redemption of mandatorily redeemable preferred stock, dividends on mandatorily redeemable preferred stock, other income (expense), net, minority interest in income of subsidiaries and income tax benefit. We believe that EBITDA provides meaningful additional information concerning a company’s operating results and its ability to service its long-term debt and other fixed obligations and to fund its continued growth. Many financial analysts consider EBITDA to be a meaningful indicator of an entity’s ability to meet its future financial obligations, and they consider growth in EBITDA to be an indicator of future profitability, especially in a capital intensive industry such as wireless communications. You should not construe EBITDA as an alternative to net loss as determined in accordance with GAAP, as an alternative to cash flows from operating activities as determined in accordance with GAAP or a measure of liquidity. Because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures of other companies.
Table 2
Dobson Communications Corporation
Selected Balance Sheet and Statistical Data

	June 30,	December 31,
	2006	2005
	($ in millions)	($ in millions)
Balance Sheet Data:	(unaudited)
Cash and cash equivalents
(unrestricted)(a)	$116.4	$196.5
Restricted investments	$4.4	$4.5
Short-term investments	$2.0	$—

Debt:
DCC Senior Floating
Rate Notes	$150.0	$150.0
DCC Senior Convertible
Debentures	160.0	160.0
DCS 8.375% Senior Notes	512.3	250.0

	June 30,	December 31,
Balance Sheet Data:	2006	2005
	($ in millions)	($ in millions)
	(unaudited)
DCS 9.875% Senior Notes	325.0	325.0
DCS Floating Rate Senior
Notes	15.5	250.0
DCC 8.875% Senior Notes	419.7	419.7
ACC 9.5% Senior Notes, net	15.3	14.8
ACC 10.0% Senior Notes	900.0	900.0

Total debt	$2,497.8	$2,469.5

Preferred Stock:
Senior Exchangeable
Preferred Stock, 12.25%, net (b)	—	5.1
Senior Exchangeable
Preferred Stock, 13.00%, net (c)	—	27.7
Series F Preferred Stock	135.7	135.7

Total preferred stock	$135.7	$168.5

	Six Months Ended June 30,
	2006	2005
	($ in millions)	($ in millions)
Capital Expenditures:	$81.4	$76.3

(a)	Includes $39.9 million and $76.6 million of cash and cash equivalents from American Cellular at June 30, 2006 and December 31, 2005, respectively.

(b)	Net of discount of $(0.1) million at December 31, 2005.

(c)	Net of deferred financing costs of $(0.1) million at December 31, 2005.
Table 3
Dobson Communications Corporation

	For the Quarter Ended
	6/30/2006	3/31/2006	12/31/2005	9/30/2005	6/30/2005
	($ in thousands except per subscriber data)
	(unaudited)
Operating Revenue
Service revenue	$223,260	$216,095	$215,008	$221,311	$215,984
Roaming revenue	71,043	54,780	63,398	80,430	61,149

	For the Quarter Ended
	6/30/2006	3/31/2006	12/31/2005	9/30/2005	6/30/2005
	($ in thousands except per subscriber data)
	(unaudited)
Equipment and other revenue	17,756	16,724	15,813	14,078	20,533

Total	312,059	287,599	294,219	315,819	297,666

Operating Expenses (excluding depreciation and amortization)
Cost of service	81,503	76,073	77,380	77,950	68,965
Cost of equipment	36,545	32,570	33,334	32,156	34,255
Marketing and selling	39,996	39,123	35,769	35,535	35,855
General and administrative	46,744	47,325	52,052	50,725	49,308

Total	204,788	195,091	198,535	196,366	188,383

EBITDA(a)(b)	$107,271	$92,508	$95,684	$119,453	$109,283

Pops	12,039,200	11,854,000	11,854,000	11,854,000	11,757,400

Post-paid
Gross Adds	89,600	84,800	80,400	84,800	87,600
Net Adds	13,800	—	(28,000)	(34,500)	(9,000)
Subscribers	1,378,900	1,364,700	1,364,700	1,392,700	1,426,600
Churn	1.8%	2.1%	2.6%	2.8%	2.3%

Pre-paid
Gross Adds	23,900	22,000	19,000	21,600	20,700
Net Adds	7,700	6,300	300	3,300	5,300
Suscribers	73,200	65,400	59,100	58,800	55,500

Reseller Gross Adds	14,400	18,500	23,200	25,000	23,200
Net Adds	(4,200)	(3,800)	5,200	7,100	2,600
Subscribers	111,600	115,800	119,600	114,400	107,300

Total
Gross Adds	127,900	125,300	122,600	131,400	131,500
Net Adds	17,300	2,500	(22,500)	(24,100)	(1,100)
Subscribers	1,563,700	1,545,900	1,543,400	1,565,900	1,589,400
ARPU	$47.89	$46.76	$46.10	$46.77	$45.28

	For the Quarter Ended
	6/30/2006	3/31/2006	12/31/2005	9/30/2005	6/30/2005
	($ in thousands except per subscriber data)
	(unaudited)
Penetration	13.0%	13.0%	13.0%	13.2%	13.5%

(a)	Includes $2.5 million, $2.6 million, $3.3 million, $2.7 million and $3.1 million of EBITDA for the quarters ended June 30, 2006, March 31, 2006, December 31, 2005, September 30, 2005 and June 30, 2005, respectively, related to minority interests. (b) A reconciliation of EBITDA to net loss as determined in accordance with generally accepted accounting principles is as follows:

(b)	A reconciliation of EBITDA to net loss as determined in accordance with generally accepted accounting principles is as follows:

Net loss	$(6,043)	$(10,897)	$(24,893)	$(63,431)	$(10,029)
Add back non-EBITDA items included in net loss:
Depreciation and amortization	(48,155)	(50,275)	(51,383)	(49,102)	(50,340)
Gain on disposition of operating assets	1,593	1,664	1,483	1,432	939
Interest expense	(57,414)	(57,407)	(58,545)	(62,457)	(61,258)
Loss on redemption of mandatorily redeemable preferred stock	(37)	(1,445)	(4,457)	(66,383)	—
Dividends on mandatorily redeemable preferred stock	—	(709)	(1,161)	(5,464)	(7,996)
Other income, net	1,636	1,842	1,966	2,633	744
Loss from extinguishment of debt	(12,660)	—	(21,698)	—	—
Minority interests in income of subsidiaries	(2,169)	(2,364)	(2,932)	(2,347)	(2,646)
Income tax benefit (expense)	3,892	5,289	16,150	(1,196)	1,245

EBITDA	$107,271	$92,508	$95,684	$119,453	$109,283

Table 4
Dobson Cellular Systems

	For the Quarter Ended
	6/30/2006	3/31/2006	12/31/2005	9/30/2005	6/30/2005
	($ in thousands except per subscriber data)
	(unaudited)
Operating Revenue
Service revenue	$133,739	$128,622	$125,069	$128,599	$125,134
Roaming revenue	41,548	31,797	38,532	45,771	34,985
Equipment and other revenue	15,277	14,478	13,271	12,295	17,606

Total	190,564	174,897	176,872	186,665	177,725

Operating Expenses (excluding depreciation and amortization)
Cost of service	52,478	48,206	48,312	48,376	43,374
Cost of equipment	22,613	20,356	20,102	18,708	21,486
Marketing and selling	24,311	23,083	20,770	20,531	20,961
General and administrative	27,319	27,739	30,684	30,137	27,838

Total	126,721	119,384	119,868	117,752	113,659

EBITDA(a)(b)	$63,843	$55,513	$57,004	$68,913	$64,066

Pops	6,711,200	6,687,500	6,687,500	6,687,500	6,687,500

Post-paid
Gross Adds	56,100	51,900	48,400	50,800	52,500
Net Adds	11,500	3,300	(13,000)	(15,700)	(900)
Subscribers	785,300	773,800	770,500	783,500	799,200
Churn	1.9%	2.1%	2.6%	2.8%	2.2%

	For the Quarter Ended
	6/30/2006	3/31/2006	12/31/2005	9/30/2005	6/30/2005
	($ in thousands except per subscriber data)
	(unaudited)
Pre-paid
Gross Adds	16,100	13,900	13,000	14,600	14,200
Net Adds	5,100	3,000	—	1,700	3,300
Sub- scribers	48,000	42,900	39,900	39,900	38,200

Reseller
Gross Adds	9,300	11,200	11,100	11,400	11,100
Net Adds	600	700	3,000	3,800	1,100
Sub- scribers	64,600	64,000	63,300	60,300	56,500

Total
Gross Adds	81,500	77,000	72,500	76,800	77,800
Net Adds	17,200	7,000	(10,000)	(10,200)	3,500
Sub- scribers	897,900	880,700	873,700	883,700	893,900
ARPU	$50.15	$49.01	$47.44	$48.23	$46.75
Penetration	13.4%	13.2%	13.1%	13.2%	13.4%

(a)	Includes $2.5 million, $2.6 million, $3.3 million, $2.7 million and $3.1 million of EBITDA for the quarters ended June 30, 2006, March 31,2006, December 31, 2005, September 30,2005 and June 30, 2005, respectively, related to minority interests.

(b)	A reconciliation of EBITDA to net (loss) income as determined in accordance with generally accepted accounting principles is as follows:

Net (loss) income	$(9,303)	$(7,035)	$(7,625)	$3,900	$(2,478)
Add back non-EBITDA items included in net (loss) income:
Depreciation and amortization	(28,164)	(28,778)	(28,874)	(28,744)	(29,179)
Gain on disposition of operating assets	857	915	802	783	—
Interest expense	(38,562)	(38,434)	(38,559)	(38,198)	(37,433)
Loss from extinguishment of debt	(12,549)	—	—	—	—
Other income, net	1,761	1,840	1,408	2,132	1,195
Minority interests in income of sub- sidiaries	(2,169)	(2,364)	(2,932)	(2,347)	(2,646)
Income tax benefit	5,680	4,273	3,526	1,361	1,519

EBITDA	$63,843	$55,513	$57,004	$68,913	$64,066

Table 5
American Cellular Corporation

	For the Quarter Ended
	6/30/2006	3/31/2006	12/31/2005	9/30/2005	6/30/2005
	($ in thousands except per subscriber data)
	(unaudited)
Operating Revenue
Service revenue	$89,521	$87,473	$89,939	$92,712	$90,850
Roaming revenue	29,495	22,983	24,866	34,659	26,164
Equipment and other revenue	6,080	5,848	5,554	4,794	5,939

Total	125,096	116,304	120,359	132,165	122,953

Operating Expenses (excluding depreciation and amortization)
Cost of service	30,881	29,723	30,366	30,872	26,890
Cost of equipment	13,932	12,214	13,232	13,448	12,769
Marketing and selling	15,786	16,276	14,999	15,004	14,894
General and administrative	21,165	21,327	23,077	22,296	23,178

Total	81,764	79,540	81,674	81,620	77,731

EBITDA(a)	$43,332	$36,764	$38,685	$50,545	$45,222

Pops	5,328,000	5,166,500	5,166,500	5,166,500	5,069,900

Post-paid
Gross Adds	33,500	32,900	32,000	34,000	35,100
Net Adds	2,300	(3,300)	(15,000)	(18,800)	(8,100)
Subscribers	593,600	590,900	594,200	609,200	627,400
Churn	1.8%	2.0%	2.6%	2.8%	2.3%

	For the Quarter Ended
	6/30/2006	3/31/2006	12/31/2005	9/30/2005	6/30/2005
	($ in thousands except per subscriber data)
	(unaudited)
Pre-paid
Gross Adds	7,800	8,100	6,000	7,000	6,500
Net Adds	2,600	3,300	300	1,600	2,000
Subscribers	25,200	22,500	19,200	18,900	17,300

Reseller
Gross Adds	5,100	7,300	12,100	13,600	12,100
Net Adds	(4,800)	(4,500)	2,200	3,300	1,500
Subscribers	47,000	51,800	56,300	54,100	50,800

Total
Gross Adds	46,400	48,300	50,100	54,600	53,700
Net Adds	100	(4,500)	(12,500)	(13,900)	(4,600)
Subscribers	665,800	665,200	669,700	682,200	695,500
ARPU	$44.88	$43.80	$44.35	$44.88	$43.40
Penetration	12.5%	12.9%	13.0%	13.2%	13.7%

(a)	A reconciliation of EBITDA to net (loss) income as determined in accordance with generally accepted accounting principles is as follows:

Net (loss) income	$(100)	$(4,969)	$(4,434)	$4,555	$481
Add back non-EBITDA items included in net (loss) income:
Depreciation and amortization	(19,948)	(21,454)	(22,509)	(20,358)	(21,161)
Gain on disposition of operating assets	736	749	681	649	939
Interest expense	(23,779)	(23,785)	(23,782)	(23,782)	(23,778)
Other expense, net	(483)	(258)	(227)	(400)	(446)
Income tax benefit (expense)	42	3,015	2,718	(2,099)	(295)

EBITDA	$43,332	$36,764	$38,685	$50,545	$45,222

CONTACT:	Dobson Communications Corporation J. Warren Henry (405) 529-8820